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                                                                  EXHIBIT 12.02

                           WISCONSIN ENERGY COMPANY*
                              UNAUDITED PRO FORMA
        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                             (THOUSANDS OF DOLLARS)
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                                               YEAR ENDED DECEMBER 31,                 Twelve Months
                              ----------------------------------------------------         Ended
                                1991       1992       1993       1994       1995       March 31, 1996
                              --------   --------   --------   --------   --------     --------------
Net Income                    $231,034   $214,150   $230,086   $220,299   $279 885         $277,226
Income Tax                     122,946    113,731    124,225    120,665    165,975          165,624
                              --------   --------   --------   --------   --------         --------
Pretax Income                  353,980    327,881    354,311    340,964    445,860          442,850

FIXED CHARGES:
Interest on Long-Term Debt      96,794    103,100    105,987    103,685    103,113          103,512
Amortization of Debt
Premium, Discount & Expense      3,325      5,571     15,613     15,136     13,420           13,371
Other Interest Expense           7,709      4,605      4,356      8,903     14,740           13,450

  INTEREST FACTOR OF RENTS
    Nuclear Fuel                 3,174      2,098      1,697      1,896      2,401            2,527
    Other                          935      1,054      1,528      1,070      1,070            1,070
                              --------   --------   --------   --------   --------         --------
Total Fixed Charges            111,937    116,428    129,181    130,690    134,744          133,930

Earnings Before Income
 Taxes & Fixed Charges        $465,917   $444,309   $483,492   $471,654   $580,604         $576,780
                              --------   --------   --------   --------   --------         --------
Ratio of Earnings to
 Fixed Charges                    4.2        3.8        3.7        3.6        4.3              4.3

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* In connection with the business combinations, WE will be renamed Wisconsin
  Energy Company.